                                                                    Exhibit 23.5

The Honorable Mayor and Member of the Assembly
Municipality of Anchorage Telephone Utility Fund

We consent to the use of our report dated February 19, 1999 on the balance sheet of the Municipality of Anchorage Telephone Utility Fund as of December 31, 1998 and 1997, and the related statements of revenues, expenses and changes in retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1998, included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report contains a paragraph which emphasizes that the financial statements represent the financial position and results of operations of the Municipality of Anchorage, Alaska, Telephone Utility Fund and not the Municipality of Anchorage, Alaska taken as a whole. Our report also contains a paragraph that refers to supplementary information regarding the year 2000 required by the Governmental Accounting Standards Board, which we did not audit and about which we express no opinion.

                                          KPMG LLP

Anchorage, Alaska
June 30, 1999